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For Release: December 24, 2008 @ 1:30 P.M. PT

Actel Mourns the Loss of Jon Anderson, Chief Financial Officer
Dirk Sodestrom to Assume CFO Duties on Interim Basis

Mountain View, Calif. – December 24, 2008 – Actel Corporation (NASDAQ: ACTL) today announced with great sadness the death of Jon A. Anderson, 50, vice president and chief financial officer. Mr. Anderson died unexpectedly on Monday from medical complications following a recent hospitalization. Mr. Anderson joined Actel in 1998.

John C. East, president and chief executive officer, said: “Jon’s death comes as a great shock to the Actel family. Jon was a good guy with a wonderful family and an unfailing sense of humor who excelled at his job. He was our friend. We grieve Jon’s passing and send our deepest condolences to his family.”

The duties of the chief financial officer will be assumed on an interim basis by Dirk Sodestrom, Controller, who previously served as a chief financial officer for five years.

About Actel

Actel is the leader in low-power FPGAs and mixed-signal FPGAs, offering the most comprehensive portfolio of system and power management solutions. Power Matters. Learn more at www.actel.com.

Editor’s Note: The Actel name and logo are trademarks of Actel Corporation.